News from
Yellowave Corp.
-----------------------------------

For Immediate Release

                    Yellowave Corp. and Shareholders Move to

                         Rescind Newtech Broadwidth Deal

LOS ANGELES, August 21, 2000 -- Yellowave Corp. (AMEX: YW) announced today that the company and three of its principal shareholders have obtained a temporary restraining order in U.S. District Court and filed a complaint that seeks to rescind a transaction between the company and Newtech Broadwidth Ltd. and its shareholders.

The temporary restraining order, granted by Judge Ronald Lew, is based on claims that the transaction with Newtech Broadwidth involved misrepresentations made by Prosper Abitbol and several of his associates. The order bars Mr. Abitbol and his associates from taking any actions in the company's name. Yellowave is seeking to resolve the matter amicably, and discussions to that end have commenced.

Laura Ballegeer, the company's Chief Operating Officer, said that the company will delay a previously-announced 50% stock dividend to shareholders, in the form of a 3-for-2 stock split, which was to have been paid Aug. 31 to shareholders of record on Aug. 24.

The temporary restraining order was sought by Yellowave Corp. and Laura Ballegeer, Ron Oren and Shera Corp., major shareholders.

An incubator of high-tech companies, Yellowave is committed to acquiring companies with leading-edge technologies and operating revenues. Yellowave has a special focus on companies emerging from the very active science and technology community in Israel, and is currently in advanced negotiations with several Israeli wireless and telecommunications companies.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company's actual results could differ materially from those anticipated in such forward-looking statements.

                                       end

Contacts:   Laura Ballegeer, Yellowave Corporation
            310-979-8055

            Alexander Auerbach,  Auerbach & Co. Public Relations
            800-871-2583 or auerbach@aapr.com

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